Exhibit 10.1

MASTER M2M BUSINESS DEVELOPMENT AGREEMENT

Entered into in Montréal on January 28, 2011

BETWEEN:
IMETRIK GLOBAL INC, a corporation legally constituted having its principal place of business at 740, Notre-Dame Ouest, Bureau 1575, Montréal, Québec  H3C 3X6, Canada, represented by Guy Chevrette, its President, duly authorized for the purpose hereof as he so declares;

(hereinafter referred to as “Global”)

AND:
IMETRIK M2M SOLUTIONS, INC., a corporation legally constituted having its principal place of business at 1000 East William Street, Suite 204, Carson City, Nevada, 89701, USA, represented by Michel St-Pierre, its President, duly authorized for the purpose hereof as he so declares;

(hereinafter referred to as the “iMetrik”)

WHEREAS Global (previously known as iMetrik Solutions Inc.) has been developing and commercializing since 2005, Machine-to-Machine (“M2M”) applications, using a third party licensed software technological platform (the “IP-M2M Platform”) around which Global has built the necessary infrastructure to create a fully operational communication system (the “M2M Platform”) designed to efficiently develop, enable and provide M2M applications.

WHEREAS in addition to the IP-M2M Platform, the M2M Platform consists of electronic devices (the “Devices”) and a Core Network Infrastructure (the “Network”) that are connected through an existing mobile network operator (“MNO”) to provide the end-user customers with real time measuring and control over their assets.

WHEREAS Global has so far used the M2M Platform, through its subsidiary, iMetrik Automotive Solutions Inc., for mobile assets and mainly for the automotive industry.

WHEREAS iMetrik intends to develop stationary M2M solutions to provide its M2M customers with integral end to end solutions and become a leader in connection with stationary assets in industrial and/or personal market segments such as building arrangement, pumps, HVAC, lighting systems, power generator, vending machines, point of sale terminal, photocopier, information technology equipment, home surveillance and remote healthcare monitoring (the “Stationary M2M Solutions”).

WHEREAS Global is positioning itself as a global mobile virtual network operator, known as MVNO, in the M2M sector and does not wish to develop the specific and various applications required to service the

2

end users, but instead intend to concentrate its effort in the development of the generic global M2M Platform.

WHEREAS Global and iMetrik wish to become each other exclusive business partner to develop Stationary M2M Solutions.

WHEREAS Global wishes to provide iMetrik with the strength of the M2M Platform and to offer iMetrik with its full support to allow iMetrik to develop and implement highly value-added and efficient Stationary M2M Solutions for iMetrik’s own customers.

WHEREAS Global and iMetrik wish to collaborate in the development of the Stationary M2M Solutions, each with its respective expertise as MVNO and solution provider, the whole in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Right to use the M2M Platform

1.1	Subject to compliance with all the terms and conditions of this Agreement, Global grants to iMetrik, and iMetrik hereby accepts from Global, the right to use the M2M Platform for the purposes of:

1.1.1
developing end to end Stationary M2M Solutions for customers or their end users, as the case may be, including a royalty free license to use any application programmable interface (“API”) to be provided by Global to allow iMetrik the development of its own M2M software applications in relation to the Stationary M2M Solutions under the M2M Platform;

1.1.2	marketing, licensing, selling and supporting worldwide end to end Stationary M2M Solutions for customers; and

1.1.3	marketing, licensing and distributing worldwide end to end Stationary M2M Solutions to distributors who will then sub-license, sell and distribute such Stationary M2M Solutions to their own customers.

1.2	Subject to compliance with all the terms and conditions of this Agreement, the rights hereby granted to iMetrik shall be on an exclusive basis.

1.3	The delivery of the Stationary M2M Solutions will be accomplished through a password-protected internet site hosted and maintained by iMetrik.

1.4	In the delivery of the Stationary M2M Solutions to customers, iMetrik shall use the best practices applied in the industry to protect the intellectual property related to the M2M Platform.

3

2.	Obligations of Global

2.1	Global shall be responsible to define and/or adapt the M2M Platform using the Web based services to insure:

•	provisioning

•	activation of Devices

•	developing and manufacturing dedicated computer API with appropriate mobile network connectivity

•	provide the Network to support the delivery of the Stationary M2M Solutions

•	provide the information about network usage for revenue sharing purposes

•	design generic embedded applications framework for the Devices, and obtain all the required certification for the Devices

•	execute and maintain in good standing all the necessary agreements with MNOs

•	provide iMetrik’s staff with all the training necessary to develop Stationary M2M Solutions and properly support iMetrik’s customers

•	provide iMetrik with API so that iMetrik has full control to develop its specific software programs necessary for its Stationary M2M Solutions

3.	Obligations of iMetrik

3.1	iMetrik shall be responsible for the following :

•	provide inputs to Global for typical Stationary M2M Solutions and identify areas for faster market penetration, so that iMetrik acquires a leadership position in the Stationary M2M Solutions

•	define applications that align the product/service offering with M2M market requirements

•	provide sales and professional services to M2M customers, as well as first level (tier-1) client support

•	develop and finance all required software programs (including Web applications) necessary for the Stationary M2M Solutions

4

4.	Confidentiality

Each party will maintain the Confidential Information of the other party in strict confidence and will exercise due care with respect to the handling and protection of such Confidential Information, consistent with its own policies concerning protection of its own Confidential Information of like importance.  Each party will use the Confidential Information of the other party only as expressly permitted herein, and will disclose such Confidential Information only to its employees, contractors and advisors as is reasonably required in connection with the exercise of its rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees, contractors and advisors).   In addition, the parties agree that the terms of this Agreement are confidential and shall be treated as Confidential Information in accordance with the terms hereof, except for any public disclosure requirement to which iMetrik is submitted.

These confidentiality restrictions and obligations shall terminate five (5) years after the expiration or termination of this Agreement.

For the purpose of this Agreement, “Confidential Information” means any and all (i) technical and non-technical information including patent, trade secret and proprietary information, software, codes, formula, works, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment and algorithms, (ii) information relating to costs, prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (iii) all non-public customer’s information and (iv) other materials Global and iMetrik provide to each other in the course of this Agreement that have been marked as confidential, whose confidential nature has been made known or that due to their character and nature, a reasonable person under like circumstances would treat as confidential.  Notwithstanding the foregoing, Confidential Information does not include information which: (i) is already known to the other party at the time of disclosure; (ii) is or becomes publicly known through no wrongful act of the other party; (iii) is independently developed without benefit of the other’s Confidential Information; or (iv) is received by or from a third party without restriction and without a breach of an obligation of confidentiality.

5.	Source Code

Although this Agreement contemplates the delivery of API to iMetrik for the development of its own software, it may happen, for practical reasons, that certain portions of the source code related to any part of the M2M Platform (including the IP-M2M Platform) (the “Source Code”) be provided to iMetrik in order to facilitate the development of its own software for Stationary M2M Solutions, and in such circumstances, the following provisions shall apply:

5.1
 iMetrik is granted a license to strictly use the Source Code for the exclusive development of software applications related to Stationary M2M Solutions and for no other purposes, and Global and its licensor shall retain full ownership of the Source Code at all times.

5.2
 iMetrik shall make only as many copies of the Source Code as are strictly necessary for the purposes permitted under this Agreement.  Each electronic copy of the Source Code shall, if possible, be kept in a directory of a computer separate and apart from

5

other programs and electronic material, the access to which directory shall be restricted.  iMetrik shall keep an up to date log of all copies made of the Source Code and shall include in the log the names of those employees having access to each copy.

5.3	iMetrik acknowledges that the Source Code is the valuable property of Global, is confidential to Global and has been treated by Global as confidential.

5.4
Global shall grant iMetrik access to the Source Code for the purposes of producing modified object code to conform to the special needs of its customers, and for providing on-going customer support.  iMetrik agrees not to use the Source Code for any other purpose.

5.5
iMetrik agrees not to copy or otherwise make use of the Source Code or the structure, sequence or organization of the Source Code, or the information otherwise contained in the Source Code, except as shall be strictly necessary to provide customer support as permitted under this Agreement.

5.6
iMetrik acknowledges that access to the Source Code shall be provided to employees of iMetrik on a “need to know” basis only.  Prior to permitting its employees access to the Source Code, iMetrik shall ensure that such employees shall sign an agreement acknowledging the confidential nature of the Source Code and agreeing to keep the Source Code confidential; that agreement shall further provide that such employees shall not copy or otherwise make use of the Source Code, the structure, sequence or organization of the Source Code, or the information otherwise contained in the Source Code, except as shall be strictly necessary to provide customer support as permitted under this Agreement.

5.7
Upon expiry or termination of this Agreement or iMetrik being provided with the necessary API in replacement of the Source Code, iMetrik shall return to Global all copies of the Source Code and its related documentation in iMetrik’s possession, together with a sworn declaration of two of iMetrik’s officers or directors, stating that this Section 5.7 has been complied with. The sworn declaration shall include the log of all copies made of the Source Code.

5.8	Each parties shall retain all rights, title and interest on its own intellectual property at all times.

6.	Scope of the business relationship

6.1
The core objective of this Agreement is to establish the business framework between Global and iMetrik so that each of them, in their own sphere of expertise, is in a position to take a leading position in the M2M market environment, which is

6

anticipated to be fast growing over the next five years. Each of the parties is committed to put the necessary financial and operational resources to develop and grow the Stationary M2M Solutions.

6.2
Global and iMetrik shall be each other exclusive business partners for the development of Stationary M2M Solutions. Therefore, both parties shall agree that any potential business related to Stationary M2M Solutions be submitted to this Agreement, subject to the provisions of sections 6.7 and 6.8.

6.3
Each parties agrees that any new business opportunity in the Stationary M2M Solutions will be submitted to a Steering Committee with representatives of both parties that will be responsible to analyze such market opportunity, conduct any market study necessary to properly establish the size of the contemplated market and come up with a business case that is most susceptible to address the needs of all the parties involved, and including the end-user customers, the whole in accordance with the product/service development process put in place by Global.

6.4
Each of the Stationary M2M Solutions will be evaluated by the Steering Committee and a fair split of the benefits will be agreed between Global and iMetrik on a case by case basis, and based on the operational costs and the capital investment associated with the delivery of the services by each of Global, as the provider of the M2M Platform, and iMetrik, as the provider of the Stationary M2M Solutions, including licensing and MNO fees, Network investment, service support and marketing.

6.5
Each new Stationary M2M Solution brought to market will be identified in an addenda to this Agreement, executed by both parties, with all the specifications associated with it, including the agreed upon split of benefits.

6.6	iMetrik shall be the owner of the clients using the Stationary M2M Solutions, Global remaining as a supplier of the M2M Platform to iMetrik

6.7	Notwithstanding any other provision to this Agreement, to promote the connection of its Network to a specific MNO, Global will be allowed to let any such MNO develop its own Stationary M2M Solutions.

6.8
In the event Global, through its subsidiaries, has clients in the mobile assets sector that require a complete offering combining mobile and fixed assets solutions, iMetrik agrees that Global shall be entitled to resale to its own clients the Stationary M2M Solutions developed by iMetrik and, failing to come to an agreement with iMetrik (iMetrik thereby becoming the supplier to Global) on that matter, Global (or its subsidiary) shall be entitled to develop its own Stationary M2M Solutions to service its own clients.

7

7.	Steering Committee

7.1
To facilitate the handling of all matters and questions in connection with the management of the business under this Agreement, including the decision to proceed with a new Stationary M2M Solution under this Agreement, which shall be approved by both parties as evidence by the execution of an addenda to this Agreement, and the general supervision of the relationship between Global and iMetrik, each of them appoints the following representative:

For Global:                      Guy Chevrette or any replacement appointed by him

For iMetrik:                     Michel St-Pierre or any replacement appointed by him

with full and complete authority to act on its behalf in relation to all matters in connection with or arising out of this Agreement and from time to time change its representative by notice in writing, and any decision of such representative shall be conclusively binding on such party.

7.2
If a disagreement cannot be resolved by the representatives at the Steering Committee within fifteen (15) days after either representative has expressed in writing his disagreement to any unresolved matter submitted to the Steering Committee, then the representatives shall refer the matter to a neutral arbitrator appointed by them or, failing to agree on such appointment, by an arbitrator designated by a judge of the Superior Court in the judicial district of Montréal.  The decision of such arbitrator shall be final and binding on the parties hereto.

8.	Warranties

Global does not warrant that the M2M Platform will be error-free in all circumstances.  In the event of any defect or error covered by such warranty, iMetrik agrees to provide Global with sufficient detail to allow Global to reproduce the defect or error.  As iMetrik's exclusive remedy for any defect or error in the M2M Platform, and as Global's entire liability in contract, tort, or otherwise, Global will correct, within a commercially reasonable time, such error or defect at Global's facility by issuing corrected instructions, a restriction, or a bypass.  EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH, GLOBAL SHALL HAVE NO LIABILITY FOR THE M2M PLATFORM OR ANY SERVICES PROVIDED; GLOBAL MAKES AND iMetrik RECEIVES NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER COMMUNICATION; AND GLOBAL SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.	Limitation of liabilities

In no event shall either party nor their respective employees, officers and directors be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses, or losses (including, lost profits and opportunity costs). iMetrik agrees that Global, its employees, officers and

8

directors shall not be liable to iMetrik for any actions, damages, claims, liabilities, costs expenses, or losses in any way arising out of or relating to this Agreement for an aggregate amount in excess of the fees paid by iMetrik to Global within the previous 6 months.  The provisions of this article shall apply regardless of the form of action, damage, claim, liability, cost, expense, or loss, whether in contract, statute, tort (including negligence) or otherwise.

10.	Indemnification

iMetrik hereby agrees to indemnify, hold harmless and defend Global and any member, director, officer, employee or agent thereof, from and against all liabilities incurred by or asserted against Global or any of the above persons in connection with any third party claim to the extent such liabilities result from the use of the M2M Platform other than in accordance with applicable documentation or instructions supplied by Global; provided that Global shall (i) promptly notify iMetrik of any third party claim subject to indemnification hereunder, (ii) give iMetrik the right to control and direct the preparation of a defense, the defense and settlement of any such claim and (iii) give full cooperation to iMetrik for the defense of same.

11.	Infringement

11.1
Global hereby agrees to indemnify, hold harmless and defend iMetrik from and against any and all claims, liabilities, losses, expenses (including reasonable attorneys' fees), fines, penalties, taxes or damages (collectively "Liabilities") asserted against iMetrik by a third party to the extent such Liabilities result from the claim by a third party that the M2M Platform infringe upon such third party's trade secret, trademark, service mark, copyright or patent issued or in existence as of the date of this Agreement; provided, that iMetrik (i) promptly notifies Global of any third party claim subject to indemnification hereunder, (ii) gives Global the right to control and direct the preparation of a defence, the defence and settlement of any such claim, and (iii) gives full cooperation to Global for the defense of same.  The foregoing provisions shall not apply to any infringement arising out of (i) the use of the M2M Platform other than in accordance with applicable documentation or instructions supplied by Global; or (iv) the combination of the M2M Platform with materials not supplied or authorized by Global.  It is further understood that these indemnity obligations imposed upon Global shall be limited to the M2M Platform, and in no circumstances should these indemnity obligations extend to the specific use of the M2M Platform in the Stationary M2M Solutions.

11.2
 In case the M2M Platform or any portion thereof is held, or in Global’s reasonable opinion is likely to be held, in any such suit to constitute infringement of a third party’s intellectual property right, Global may within a reasonable time, at its option, either:  (i) secure for iMetrik the right to continue the use of such infringing item; or (ii) replace, at Global's sole expense, such item with a substantially equivalent non-infringing item or modify such item so that it becomes non-infringing.  In the event

9

Global is, in Global’s reasonable discretion, unable to either procure the right to continued use of the allegedly infringing item or replace the allegedly infringing item as provided in this Section 11.2, the allegedly infringing item shall be returned to Global, and Global’s maximum liability for such infringement shall be to refund to iMetrik the amount paid to Global for such item.

11.3
In the event that iMetrik provides Global with access to software, specifications, content or other iMetrik-provided materials, iMetrik hereby agrees to indemnify, hold harmless and defend Global from and against any and all Liabilities incurred by or asserted against Global in connection with any third party claim relating to the use by Global of the iMetrik materials, including, but not limited to, a third-party claim that the iMetrik materials infringe upon such third party’s trade secret, trademark, service mark, copyright, patent or other intellectual property rights

12.	Term and Renewal

12.1	The term of this Agreement will begin on date of signature and will continue for three (3) years, unless it is terminated earlier in accordance with the provisions hereof.

12.2
This Agreement will continue for other periods of three (3) years each, unless terminated by iMetrik by written notice to Global at least 6 months prior to the expiry of the initial term or any subsequent term.

12.3
Four months before the expiry of the initial term and each of the subsequent term, the parties agree to negotiate in good faith to adjust the terms and conditions of this Agreement in order to reasonably address the evolving conditions of the Stationary M2M Solutions, so that this Agreement remains viable for both parties. More particularly, at each such interval, parties shall evaluate the appropriateness to maintain exclusivity under this Agreement, based on the market share of iMetrik compared to the overall estimated market for Stationary M2M Solutions.

12.4
Upon the normal expiration of the initial term or any subsequent term, as applicable, iMetrik shall be entitled to continue to provide its existing customers with all the services attached to the Stationary M2M Solutions, for the entire term of the agreement entered into with each of those customers or as long as the Devices remain activated for each of those customers, the whole remaining subject to the terms and conditions of this Agreement.

13.	Termination

13.1
Either party may terminate this Agreement by written notice to the other party upon the occurrence of any of the following events: (i)the other party files a voluntary petition in bankruptcy or for similar relief; (ii) an involuntary petition in bankruptcy is filed against the other party and is not dismissed within ninety (90) days of filing;

10

(iii) a receiver is appointed for the other party, and if involuntarily appointed is not dismissed within ninety (90) days; (iv) the other party makes an assignment for the benefit of creditors; (v) the other party ceases to do business or (vi) the other party fails to substantially comply with any material terms or conditions of this Agreement and fails to cure such default within sixty (60) days after receipt of written notice from the non-defaulting party specifying the nature of the default and stating an intent to terminate if such default is not cured within such time period. This right of termination shall be without prejudice to any other right or remedy available to the non-defaulting party.

13.2
In the event of early termination of this Agreement by Global due to an event of default of iMetrik pursuant to Section 13.1, Global grants to iMetrik and its successors and legal representatives a six months non-exclusive non-transferable limited license for the sole purpose of supporting the Stationary M2M Solutions for the current customers at the termination date.  During this 6-month period all payments required to be paid to Global for its services hereunder shall be paid in full.

14.	Governmental Compliance

iMetrik shall, at its expense, obtain any and all governmental approvals when and as such approvals may be required by the laws or regulations in connection with this Agreement, the use of the M2M Platform in regard of the Stationary M2M Solutions it develops, or any of iMetrik’s activities hereunder.  iMetrik shall comply with all laws, rules, regulations, orders, decrees, judgments and other governmental acts or other restrictions which may be imposed from time to time, of Canada, USA and any other country that may have jurisdiction over iMetrik, its activities hereunder the use of the M2M Platform.  Global and iMetrik each agrees to take such action and execute such documents as the other party may request to assist such party in complying with all applicable laws.

15.	Notices

All notices or other communications required to be given hereunder shall be in writing and delivered either personally or by mail, or electronic mail, certified, return receipt requested, postage prepaid, and addressed to the address first set forth below or as otherwise requested by the receiving Party:

To: Global:

iMETRIK GLOBAL INC.
740, Notre-Dame Ouest
Bureau 1575
Montréal, Québec
Canada H3C 3X6
Attention:  Mr. Guy Chevrette, Président
Email:  guy.chevrette@imetrik .com

11

To iMetrik:

iMETRIK M2M SOLUTIONS INC.
1000 East William Street
 Suite 204
 Carson City, Nevada
 89701, USA

Attention:  Mr. Michel St-Pierre , President
Email:  mstpierre@imetrikm2m.com

Notices delivered personally shall be effective upon delivery, and notices delivered by mail shall be effective upon their receipt by the Party to whom they are addressed.

16.	Export Laws

This Agreement is subject to any governmental laws, orders or other restrictions on the export of software and related information and documentation that may be imposed by governmental authorities.  iMetrik shall comply with any governmental laws, orders or other restrictions on the export and re-export of software (including technical data and any related information and documentation) which may be imposed from time to time by the governments of Canada and any country to which any software is shipped.

17.	Severability

In the event that any term or provision of this Agreement shall be held to be invalid, void or unenforceable, then the remainder of this Agreement shall not be affected, impaired or invalidated, and each such other term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.	Assignment

This Agreement, or the rights hereunder, may not be assigned or otherwise transferred by iMetrik or Global, except to an affiliate, without the prior written approval of the other party, which approval shall not be unreasonably withheld; provided, however, that any merger or consolidation of iMetrik or Global, as the case may be, with or into another entity or the sale of all or substantially all of the iMetrik’s or Global’s, as the case may be, assets shall not be considered an assignment for purposes of this paragraph, unless such merger, consolidation or sale is to a direct competitor of Global.

19.	Governing law, jurisdiction and venue

This Agreement will be governed and construed in accordance with the laws of the Province of Quebec. In the event that a dispute should arise with respect to this Agreement, jurisdiction and venues therefore shall lie with the courts of the Province of Quebec.

12

20.	Independent contractors

It is understood and agreed that each of the parties hereto is an independent contractor and that neither party is, nor shall be considered to be, an agent, distributor, fiduciary or representative of the other.  Neither party shall act or represent itself, directly or by implication, as an agent of the other or in any manner assume or create any obligation on behalf of, or in the name of, the other.

21.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, other than any controversy or claim relating to a party's confidentiality obligations under this Agreement or where injunctive relief is explicitly provided for, will be settled by binding arbitration conducted before a single arbitrator agreed upon by the parties, who is knowledgeable in the technology and legal issues relating to software.  Should the parties fail to reach an agreement on the choice of the arbitrator within a period of fifteen (15) days following a written notice to that effect, such arbitrator shall be designated by a judge of the Superior Court in the judicial district of Montréal.  Aside from that, the arbitration shall be governed by the Articles 940 and following of Code of Civil Procedure of the Province of Québec as amended from time to time.  The place of arbitration should be in Montreal, Province of Québec, Canada.  The arbitration award shall be final and binding on the parties hereto.  In no event shall the arbitration award provide any remedy beyond those permitted under this Agreement and in any award providing a remedy beyond those permitted under this Agreement shall not be confirmed, no presumption of validity shall attach, and such award shall be vacated.

22.	Non-solicitation of employees

Neither party shall, during the term of this Agreement and for one (1) year after its termination, solicit for hire as an employee, consultant or otherwise any of the other party's personnel who have had direct involvement with this Agreement, without such other party's express written consent.

23.	Waiver

Failure or delay by either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

24.	Entire Agreement

This Agreement and all schedules hereto constitute the entire agreement between the parties with regard to the subject matter of this Agreement and supersede all previous communications, whether oral or written, between the parties with respect to such subject matter.  In the event of any conflict between the terms of this Agreement and the terms of any Schedules to this Agreement, the terms of such Agreement shall govern.  Neither the course of conduct between the parties nor trade usage shall modify or alter this Agreement.   No waiver or modification of any of the provisions hereof shall be binding unless in writing and signed by duly authorized representatives of Global and iMetrik.

13

25.	Counterparts

This Agreement may be executed in as many counterparts as may be required, and all counterparts shall collectively constitute a single Agreement.  A facsimile or other legally sufficient signature of or on behalf of one or more of the parties hereto shall be deemed an original signature for all purposes.

IN WITNESS WHEREOF this Agreement has been duly executed by the Parties hereto as of the day and year first above written.

IMETRIK GLOBAL INC.

GUY CHEVRETTE
per: Guy Chevrette, President

IMETRIK M2M SOLUTIONS INC.

MICHEL ST-PIERRE
per: Michel St-Pierre, President